Exhibit 99.1

WhiteFiber Expands North Carolina Data Center Footprint with Agreement to Acquire Two New Development Sites

NC-2 and NC-3 would add 60 MW of initial capacity, with the potential to support approximately 200 MW over time

NEW YORK, August 17, 2026 /PRNewswire/ -- WhiteFiber, Inc. (NASDAQ: WYFI) (“WhiteFiber” or the “Company”), a leading provider of AI infrastructure and high-performance computing solutions, today announced that, through its wholly owned subsidiary Enovum Data Centers Corp., it has entered into a definitive agreement to acquire two industrial properties in Yadkin County, North Carolina. WhiteFiber intends to retrofit the properties into data center campuses to be known as NC-2 and NC-3.

Located approximately 55 miles from WhiteFiber’s NC-1 data center campus in Madison, North Carolina, NC-2 and NC-3 would significantly expand the Company’s presence in the state. Their proximity to NC-1 would allow WhiteFiber to build on the regional development experience, operating capabilities and relationships it has established through its existing campus.

The properties are expected to provide a combined minimum of 60 MW of initial gross utility capacity. Initial due diligence indicates that NC-2 and NC-3 have the potential to support up to approximately 200 MW of combined gross utility capacity over time. WhiteFiber is targeting initial ready-for-service capacity in the third quarter of 2027, subject to completion of the acquisition and customary development conditions.

WhiteFiber is engaged in advanced discussions with prospective customers and has received non-binding letters of intent with investment-grade credit support. The properties’ existing industrial infrastructure and surrounding land are well suited to WhiteFiber’s retrofit-first development strategy, which is designed to accelerate time-to-market and improve capital efficiency relative to traditional greenfield development.

“This agreement is an important next step in scaling WhiteFiber’s data center platform,” said Sam Tabar, Chief Executive Officer of WhiteFiber. “NC-2 and NC-3 would expand our North Carolina footprint near NC-1, allowing us to build on the capabilities and relationships we have established in the region. With strong prospective customer interest and initial capacity targeted for 2027, we believe these properties can become a meaningful next phase of our growth. We look forward to working closely with local stakeholders and being a responsible long-term partner to the community.”

The cash purchase price for the properties is $60.0 million. The transaction is expected to close in the fourth quarter of 2026, subject to customary closing conditions.

About WhiteFiber, Inc.

WhiteFiber is a provider of artificial intelligence (“AI”) infrastructure solutions. WhiteFiber owns high-performance computing data centers and provides cloud services to customers. Our vertically integrated model combines specialized colocation, hosting, and cloud services engineered to maximize performance, efficiency, and margin for generative AI workloads. For more information, visit www.whitefiber.com. Follow us on LinkedIn and X @WhiteFiber_.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of applicable securities laws. Such statements include, but are not limited to, statements about the anticipated closing of the acquisition of the two industrial properties in Yadkin County, North Carolina, including the timing and satisfaction of closing conditions; the Company’s plans to develop the properties as data center campuses; expected utility capacity and targeted ready-for-service timelines; prospective customer interest and non-binding letters of intent; and the expected benefits of the Company’s retrofit-first development strategy, including with respect to time-to-market and capital efficiency. These statements may be identified by words such as “will likely result,” “are expected to,” “will continue,” “will allow us to” “is anticipated,” “estimated,” “expected”, “believe,” “intend,” “plan,” “projection,” “outlook” or words of similar meaning. These forward-looking statements are based upon the current beliefs and expectations of the Company’s management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and generally beyond our control. Actual results and the timing of events may differ materially from the results anticipated in these forward-looking statements. The Company undertakes no obligation to update any forward-looking statements except as required by law. All forward-looking statements speak only as of the date of this press release.

Actual results, performance or achievements may differ materially, and potentially adversely, from any projections and forward-looking statements and the assumptions on which those forward-looking statements are based. There can be no assurance that the forward-looking statements contained herein are reflective of future performance to any degree. You are cautioned not to place undue reliance on forward-looking statements as a predictor of future performance as projected financial information and other information are based on estimates and assumptions that are inherently subject to various significant risks, uncertainties and other factors, many of which are beyond our control. All information set forth herein speaks only as of the date hereof, and we disclaim any intention or obligation to update any forward-looking statements as a result of new information, future developments or otherwise occurring after the date of this communication.

Investor Contact

WhiteFiber

IR@whitefiber.com